Exhibit No. 99.1	Press Release dated January 14, 2020

TENGASCO ANNOUNCES REVIEW OF POTENTIAL BUSINESS COMBINATION ALTERNATIVES

GREENWOOD VILLAGE, Colorado Jan. 14, 2020 /PR Newswire/ -- Tengasco, Inc. (NYSE American: TGC) today announced that its Board of Directors has commenced a process to explore potential transactions or combinations in order to maximize shareholder value. These alternatives may include continuing as a standalone public company, going private, acquiring businesses within or outside of the energy industry, and other business combinations. The Board has retained Roth Capital Partners, LLC as its financial advisor in connection with the process of reviewing potential transactions.

Tengasco is an oil and gas exploration and production company with conventional oil producing assets primarily located in the Central Kansas Uplift, Kansas. In 2018, the Company sold non-core methane facility assets in Carter Valley, Tennessee to focus on its existing oil properties.  Currently Tengasco, has no outstanding bank debt, maintains a positive working capital position, and has a neutral to positive monthly EBITDA.

“Despite navigating challenging oil markets, Tengasco has carefully maintained its national exchange listing and a clean balance sheet. These characteristics make Tengasco a prime candidate for businesses seeking to go public that may not have a traditional IPO route available to them,” stated Michael J. Rugen, Tengasco’s Chief Executive Officer. “While there appear to be larger public vehicles (for example, special purpose acquisition companies [SPACs]) with larger transaction thresholds, we continue to believe there is a gap in access for small and medium-sized businesses that have a desire to go public. We believe Tengasco should explore options to possibly meet this need.”

Alexander M. Montano, Managing Director of the Energy Investment Banking Team at Roth Capital Partners said “Tengasco has set itself apart from its peers by being a good steward of capital in a period of highly-levered balance sheets, but most importantly, maintaining its value as a solid, listed, publicly reporting issuer. Tengasco has a platform that should be able to raise institutional capital with the right identified acquisition.”

There can be no assurance that the Company’s review process will result in any successful transaction or other outcome. The Company does not intend to comment further publicly or publicly discuss the review process unless and until its Board of Directors has approved a definitive transaction, or otherwise determined that further disclosure is appropriate or is required by law.

To inquire more about this process please contact Roth Capital Partners at energy@roth.com

Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of the Company's reserves and projects, risks of downturns in economic conditions generally, risks associated with the review of business combination alternatives, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

Cary V. Sorensen, V. P., Tengasco, Inc. (720) 420-4460